EXHIBIT 99.1

Investor Contact	Media Contact
Paul T. Luther	Paul Erwin
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Paul.Erwin@howmet.com

Howmet Aerospace Completes Early Redemption of 5.40% Notes Due 2021

PITTSBURGH, PA, January 15, 2021 – Howmet Aerospace Inc. (NYSE: HWM) announced today that it has completed the previously indicated early redemption of all of its outstanding 5.40% Notes due 2021 (the “Notes”) in the aggregate principal amount of $360,808,000. The Notes were redeemed at 100% of the principal amount of the Notes, plus accrued and unpaid interest up to, but not including, the redemption date.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,200 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. In 2019, the businesses of Howmet Aerospace reported annual revenue of over $7 billion. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.